                                   EXHIBIT 1

JULY 25, 2002
Second Quarter 2002 (For the period ended June 30, 2002)

INCREASED PRODUCTION AND LOWER OIL SANDS UNIT OPERATING COSTS GENERATE IMPROVED RESULTS FOR SUNCOR ENERGY
Suncor begins to realize potential from expanded Oil Sands operation

SECOND QUARTER SUMMARY

ALL FINANCIAL FIGURES ARE IN CANADIAN DOLLARS UNLESS NOTED OTHERWISE. NATURAL GAS CONVERTS TO BARRELS OF OIL EQUIVALENT AT A 6:1 RATIO (SIX MILLION CUBIC FEET OF NATURAL GAS CONVERTS TO ONE THOUSAND BARRELS OF OIL EQUIVALENT). THE FOLLOWING SUMMARY IS QUALIFIED BY THE MANAGEMENT'S DISCUSSION AND ANALYSIS.

- Second quarter net earnings were $229 million (including a $34 million gain on the sale of Suncor's retail natural gas marketing business in Ontario), up from $164 million in the second quarter of 2001. Year-to-date 2002 net earnings totalled $319 million, compared to $289 million during the same period last year.

- Cash flow provided from operations for the second quarter was $352 million, compared with $246 million during the same period last year. Year-to-date cash flow provided from operations was $533 million, compared with $521 million during the same period last year.

- Suncor's production averaged 241,600 barrels of oil equivalent (BOE) per day during the second quarter, compared with 143,000 BOE per day during the same period last year. The increase reflects higher production at Suncor's Oil Sands facility. Year-to-date production averaged 227,100 BOE per day, compared to 144,900 BOE per day during the first half of 2001.

- Cash operating costs for Oil Sands averaged $12.60 per barrel during the second quarter, compared to $17.00 per barrel during the same period last year and $16.35 per barrel in the first quarter of 2002.

- Net cash flow of $88 million and a foreign exchange gain of $37 million on U.S. dollar denominated debt contributed to a net debt reduction of $125 million. Net debt ended the quarter at $3.146 billion, down from $3.271 billion at the end of the first quarter of this year.

SUNCOR ENERGY POSTS IMPROVED EARNINGS AND CASH FLOW ON INCREASED PRODUCTION

Suncor begins to realize potential from expanded Oil Sands operation

Suncor Energy Inc. reported net earnings for the second quarter of $229 million ($0.52 per common share), up from $164 million ($0.37 per common share) in the second quarter of 2001. Net earnings for the first six months of 2002 were $319 million ($0.70 per common share), compared to $289 million ($0.62 per common share) in the first half of 2001.

Suncor's cash flow provided from operations for the second quarter was $352 million ($0.76 per common share), compared with $246 million ($0.52 per common share) during the same period last year. Year-to-date cash flow provided from operations increased to $533 million ($1.14 per common share), from $521 million ($1.12 per common share) during the first six months of 2001.

"The benefits of expanded Oil Sands production are definitely reflected in our financial results, which saw a marked improvement over 2001 despite a year-over-year decline in commodity prices," said Rick George, Suncor president and chief executive officer.

Suncor's total production during the second quarter of 2002 averaged a record 241,600 barrels of oil equivalent (BOE) per day, compared with 143,000 BOE per day for the second quarter of 2001. Production for the first six months of 2002 averaged 227,100 BOE per day, up from the 144,900 BOE per day recorded during the first half of 2001. The increase reflects production growth at Suncor's Oil Sands facility, where a plant expansion nearly doubled production capacity. The expansion was completed in December 2001.

"It was a demanding first half for 2002 as we fine-tuned our expanded operations," said George. "In the second quarter, we began to realize the potential of our new Oil Sands facilities, generating higher production volumes and lower per unit cash operating costs."

Suncor's Oil Sands business reported cash operating costs per barrel for the second quarter of $12.60, compared to $17.00 in the second quarter of 2001, which included $3.40 per barrel of project start-up costs. Second quarter cash operating costs are also down from the $16.35 per barrel Suncor realized in the first quarter of this year. The cost reduction from the first quarter was primarily the result of higher sales volumes, reduced overburden costs and lower cash operating expenditures.

Subsequent to the end of the quarter, Suncor completed an eight-day maintenance shutdown on one of its two Oil Sands fractionators. The fractionator repairs were originally scheduled to occur as part of Suncor's 2002, 30-day maintenance shutdown, which management deferred to April 2003.

"While we're never happy to take a unit down for unplanned maintenance, the fractionator was performing poorly in early July and we believe that by repairing it now, we'll have plenty of opportunity over the remainder of the year to make up for the lost production," said George. "We're confident our 200,000 barrel per day production goal for Oil Sands will be achieved, but recognize it will be a challenge to deliver cash operating costs to $12.50 per barrel for the year."

To meet cash operating cost goals, Suncor has launched a comprehensive business review and, based on current findings, could see reductions in cash costs at Oil Sands over the next 12 to 18 months. "Cost management remains a key priority," said George. "To support our future growth projects, pay down our debt and build shareholder value, we must continue to drive costs down."

Debt reduction also remains a priority for Suncor. During the second quarter, net cash flow of $88 million and a foreign exchange gain of $37 million on U.S. dollar denominated debt contributed to a net debt reduction of $125 million. Suncor plans to reduce its 2001 year-end net debt of $3.143 billion by up to $700 million by the end of 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS

ALL FINANCIAL FIGURES ARE IN CANADIAN DOLLARS UNLESS NOTED OTHERWISE. NATURAL GAS CONVERTS TO BARRELS OF OIL EQUIVALENT (BOE) AT A 6:1 RATIO (SIX MILLION CUBIC FEET OF NATURAL GAS CONVERTS TO ONE THOUSAND BARRELS OF OIL EQUIVALENT).

This Management's Discussion and Analysis should be read in conjunction with the attached June 30, 2002 unaudited consolidated statements of earnings, consolidated statements of changes in shareholders' equity, consolidated balance sheets, consolidated statements of cash flows and notes to the consolidated financial statements. Readers should also refer to the Management's Discussion and Analysis on pages 22-44 of Suncor's 2001 Annual Report and Suncor's 2001 Annual Information Form.

---------------------------------------------------------------------------------------------------------------------
INDUSTRY INDICATORS
(average for the period)
---------------------------------------------------------------------------------------------------------------------
   Industry Indicators               3 MONTHS ENDED       3 months ended       6 MONTHS ENDED       6 months ended
                                     JUNE 30, 2002        June 30, 2001        JUNE 30, 2002        June 30, 2001
---------------------------------------------------------------------------------------------------------------------
West Texas Intermediate (WTI)             26.25                 28.00               23.95               28.35
crude oil US$/barrel
at Cushing
---------------------------------------------------------------------------------------------------------------------
Light/heavy crude oil                      5.45                 11.05                5.35               11.15
differential US$/barrel
- WTI @ Cushing/Bow River
@ Hardisty
---------------------------------------------------------------------------------------------------------------------
Natural gas US$/thousand                   3.35                 4.80                 2.90               6.05
cubic feet @ Henry Hub
---------------------------------------------------------------------------------------------------------------------
Natural gas CDN$/gigajoule                 4.20                 6.70                 3.70               8.50
@ AECO
---------------------------------------------------------------------------------------------------------------------
New York Harbour 3-2-1 crack*              2.90                 6.65                 2.85               5.75
US$/barrel
---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------
Exchange rate: CDN$:US$                    0.64                 0.65                 0.64               0.65
---------------------------------------------------------------------------------------------------------------------

* New York Harbour 3-2-1 crack is an industry indicator measuring the margin on a barrel of oil for gasoline and distillate.

Suncor's future financial performance is closely linked to the above price and exchange factors. Suncor cannot control these factors and as such cannot predict any future changes. Future financial performance may be volatile.


ANALYSIS OF CONSOLIDATED STATEMENTS OF EARNINGS AND CASH FLOW

Net earnings for the second quarter were $229 million, compared to $164 million for the second quarter of 2001. The $65 million increase in net earnings was primarily due to higher upstream sales volumes, a non-recurring $34 million gain from the sale of Suncor's retail natural gas marketing business in Ontario, a foreign exchange gain on the company's U.S. dollar denominated debt and lower crude oil hedging losses. These factors were partially offset by lower commodity prices, higher cash and non-cash costs associated with higher Oil Sands production volumes, weaker downstream refining and retail margins, a reduced benefit relating to income tax rate reductions in 2002 compared to 2001 and higher financing costs.

Cash flow provided from operations in the second quarter was $352 million, compared to $246 million in the same period of 2001. The increase was primarily due to the same factors that increased earnings (excluding the foreign exchange gain and the sale of the retail natural gas marketing business), lower reclamation spending and no cash flow impact in 2002 with respect to Suncor's long-term employee compensation programs.

Year-to-date net earnings were $319 million, compared to the $289 million earned during the first six months of 2001. Cash flow provided from operations for the first six months of the year was $533 million, up from the $521 million reported in the same period in 2001. The increases in year-to-date earnings and cash flow provided from operations primarily reflect the same factors that accounted for the improvement in quarterly earnings in 2002 compared to the second quarter of 2001.

---------------------------------------------------------------------------------------------------------------------
CRUDE OIL HEDGING LOSSES
($ million after tax)
---------------------------------------------------------------------------------------------------------------------
3 MONTHS ENDED,                3 months ended,              6 MONTHS ENDED,              6 months ended,
JUNE 30, 2002                  June 30, 2001                JUNE 30, 2002                June 30, 2001
---------------------------------------------------------------------------------------------------------------------
39                             49                           50                           94
---------------------------------------------------------------------------------------------------------------------


SEGMENTED EARNINGS AND CASH FLOW ANALYSIS

OIL SANDS

Oil Sands recorded second quarter net earnings in 2002 of $202 million, compared with $108 million earned in the same quarter of 2001. Net earnings increased due to higher sales volumes, lower hedging losses, lower sweet crude oil to sour crude oil price differentials and the absence of project start-up costs incurred in 2001 ($8 million). These favourable factors were partially offset by lower benchmark crude oil prices, a reduced benefit relating to income tax rate reductions in 2002 compared to 2001 ($21 million) and higher operating expenses reflecting higher production levels. Earnings in 2001 also benefited from a favourable $12 million (after tax) impact of a pricing adjustment related to a large supply contract. There was no such adjustment in 2002.

Cash flow from operations was $368 million in the second quarter of 2002, up from $117 million in the second quarter of 2001. The increase was primarily due to the same factors that increased earnings, as well as lower reclamation expenditures in the quarter and no cash flow impact in 2002 with respect to Suncor's long-term employee compensation programs.

Oil Sands' net earnings for the first six months of 2002 totalled $313 million, compared to $177 million during the first half of 2001. Cash flow from operations for the first six months of the year was $581 million, up from the $257 million reported in the same period in 2001. The increases in year-to-date earnings and cash flow from operations were primarily due to the same factors as noted above for the second quarter.

Production during the second quarter of 2002 averaged 207,600 barrels of crude oil per day, an 89% increase over the 109,700 barrels per day during the same period last year, reflecting increased capacity from Suncor's expanded Oil Sands facility. Year-to-date production averaged 193,600 barrels per day, up from 111,500 barrels per day during the first half of 2001. Sales during the quarter averaged 197,300 barrels per day, compared with 114,700 barrels per day during the second quarter of 2001.

Second quarter cash operating costs were $12.60 per barrel, down from $17.00 per barrel in the second quarter of 2001 and $16.35 per barrel in the first quarter of 2002. The decrease in cash operating costs from the first quarter of this year reflects an increase in sales volumes, reduced overburden spending and lower cash operating expenses.

A taskforce is currently working to identify cost improvements and improved asset performance opportunities at Suncor's Oil Sands business. The cost saving initiatives are expected to be implemented over the next 12 to 18 months.

-------------------------------------------------------------------------------------------------------------------
Oil Sands Operating Costs
($ per sales barrel)
-------------------------------------------------------------------------------------------------------------------
                                  3 MONTHS ENDED       3 months ended      6 MONTHS ENDED      6 months ended
                                  JUNE 30, 2002        June 30, 2001       JUNE 30, 2002       June 30, 2001
-------------------------------------------------------------------------------------------------------------------
Cash operating cost               12.60                13.60               14.45               13.15
-------------------------------------------------------------------------------------------------------------------
Millennium start-up cost          --                    3.40               --                   2.95
-------------------------------------------------------------------------------------------------------------------
Total cash operating costs        12.60                17.00               14.45               16.10
-------------------------------------------------------------------------------------------------------------------
Non-cash operating cost            4.05                 2.65                3.40                2.90
-------------------------------------------------------------------------------------------------------------------
Total operating costs             16.65                19.65               17.85               19.00
-------------------------------------------------------------------------------------------------------------------

On July 19, Suncor completed a maintenance shutdown of one of its two Oil Sands upgraders to repair a fractionator. The outage lasted eight days, during which oil production averaged about 95,000 barrels per day. Suncor does not expect the maintenance shutdown will impact its year-end production target, however management recognizes it may be a challenge to achieve its $12.50 per barrel cash operating cost goal as a result of the shutdown.

The fractionator undergoing repairs has been in service at Suncor since 1967. To address reliability issues, construction of an $80 million replacement fractionator is underway. The new unit is expected to enable higher throughput, improve product quality and increase production reliability. Fabrication of the new unit is about 60% complete and it is expected to be operational in 2004.

Suncor is currently planning a 30-day maintenance shutdown in the second quarter of 2003. This shutdown, which will allow for maintenance work to Oil Sands' original facilities, including one of the plant's two upgraders, was originally scheduled to occur in 2002.

NATURAL GAS

Natural Gas recorded second quarter net earnings of $12 million, compared with $39 million earned in the second quarter of 2001. The $27 million decrease was due to lower commodity prices and lower benefits from adjusting future income tax balances in 2002 compared to 2001 ($7 million), partially offset by lower royalty expenses due to natural gas prices that were 42% lower than the second quarter of 2001.

Cash flow from operations for the second quarter of 2002 was $41 million, down from $76 million reported in the second quarter of 2001. The decrease primarily reflects lower commodity prices partially offset by no cash flow impact in 2002 with respect to Suncor's long-term employee compensation programs.

Natural Gas' year-to-date net earnings were $17 million, compared to the $92 million earned during the first six months of 2001. Cash flow from operations for the first six months of the year was $75 million, down from $203 million reported in the same period in 2001. The decreases in year-to-date earnings and cash flow from operations were due to the same factors as noted above for the second quarter.

Production averaged 34,000 BOE per day in the second quarter, compared with 33,300 BOE per day during the second quarter last year. Production has remained consistently weighted at about 88% natural gas for both periods. Year-to-date production was 33,500 BOE per day, up slightly from 33,400 BOE per day during the first half of 2001.

ENERGY MARKETING & REFINING (EM&R)

EM&R recorded second quarter net earnings of $26 million, compared with $45 million in the second quarter of 2001. Second quarter earnings in 2002 include a non-recurring $34 million after-tax gain on the sale of the retail natural gas marketing business. Comparative earnings in 2001 included a favourable $10 million adjustment to future income taxes due to lower income tax rates. The decrease in earnings is primarily the result of lower margins and lower sales volumes.

EM&R's cash flow from operations for the second quarter of 2002 was a deficit of $2 million, compared to $67 million recorded in the second quarter of 2001. The decrease was a result of the same factors that reduced earnings, partially offset by no cash flow impact in 2002 with respect to Suncor's long-term employee compensation programs.

The gain on the sale of the retail natural gas marketing business is excluded from cash flow provided from operations.

Rack Back, which includes refining operations and sales to the refinery's largest customers, recorded a net loss of $13 million in the second quarter of 2002, compared with net earnings of $29 million in the same quarter of 2001. Increased North American inventories and weak distillate demand compared to the previous year contributed to a decline in average refining margins to 3.8 cents per litre (cpl) from 8.1 cpl in the second quarter of 2001. Second quarter refined product sales averaged 14.9 million litres per day, down almost 3% from the comparable period in 2001 due to lower demand. Management expects margin and crude price volatility and fluctuation in demand for energy products to continue over the remainder of the year.

Maintenance activity at the Sarnia refinery, including a 34-day planned maintenance shutdown on a portion of the operations, also impacted second quarter results. In addition to the planned maintenance shutdown, there was unplanned work on a number of major units that, combined with the planned maintenance shutdown, reduced the crude utilization factor to 70% from 102% in the first quarter of this year. Increased product purchases, which were made to compensate for the production loss resulting from the planned and unplanned shutdowns, resulted in higher costs. Repair and maintenance expenses totalled $5 million after-tax in the second quarter, an increase of $2 million over the same quarter in 2001.

Rack Forward, the retail, industrial and commercial sales segment of the business, recorded net earnings of $39 million in the second quarter of 2002, including a non-recurring $34 million after-tax gain on the sale of the retail natural gas marketing business for proceeds of $61 million. Net earnings of $6 million were recorded in the same quarter of 2001. Second quarter average retail gasoline margins decreased to 6.8 cpl from 7.6 cpl in the same period last year due to continued commodity price volatility and aggressive retail price competition. Earnings on commercial and reseller sales channels also declined due to lower margins and volumes.

EM&R recorded year-to-date net earnings of $33 million, compared to $68 million in the same period of 2001. Earnings were impacted by the same factors as noted above for the second quarter. Rack Back recorded a loss of $11 million for the six-month period, compared with net earnings of $47 million in the same period in 2001. Rack Forward recorded year-to-date net earnings of $44 million, compared to $11 million for the first six months of 2001, which included a $10 million favorable adjustment on future income taxes. Year-to-date cash flow from operations decreased to $26 million, compared with $117 million in the same period in 2001. The decreases in year-to-date earnings and cash flow from operations were due to the same factors as noted above for the second quarter.

Effective July 1, 2002, Sunoco Inc. changed its legal name to Suncor Energy Products Inc. The wholly owned subsidiary will continue to operate its retail business under the Sunoco brand in Canada.

CORPORATE

Corporate office recorded expenses during the second quarter of $11 million, compared to $28 million during the second quarter of 2001. The lower expenses primarily reflect a $30 million after-tax foreign exchange gain, the absence of the $3 million write-down of Stuart Oil Shale Project costs incurred in 2001, a lower income tax rate adjustment in 2002 compared to 2001 and lower research and development costs with respect to new technology assessments.

Corporate's net cash deficiency in the quarter was $55 million, compared to a deficiency of $14 million in the second quarter of 2001. The increase was primarily due to the absence of the favourable income tax impact as a result of the sale of the company's interest in the Stuart Oil Shale Project in 2001, partially offset by no cash flow impact in 2002 with respect to Suncor's long-term employee compensation programs.

Corporate recorded $44 million in expenses in the first six months of 2002, compared to $48 million in the same period of 2001. The net cash deficiency in the first half of 2002 was $149 million, compared to $56 million in the first half of 2001. The changes were primarily for the same reasons that impacted the second quarter noted above.

Over the course of 2002, the strengthening of the Canadian dollar against the U.S. dollar has had a positive impact on Suncor's net earnings and net earnings attributable to common shareholders due to the year-to-date after-tax foreign exchange gain on the revaluation of Suncor's US$500 million debt of $32 million. The stronger Canadian dollar also resulted in a $9 million after-tax foreign exchange gain with respect to Suncor's U.S. dollar preferred securities.

Continuing fluctuation in the value of the Canadian dollar relative to the U.S. dollar could result in continued volatility in net earnings and net earnings attributable to common shareholders. It is estimated that a $0.01 change in the CDN$:US$ exchange rate would have a $10 million after-tax impact on net earnings with respect to U.S. dollar denominated debt and a $3 million after-tax impact on net earnings attributable to common shareholders.

Crude oil and natural gas prices are based on a U.S. dollar benchmark that results in Suncor's earned prices being influenced by the Canadian/U.S. currency exchange rate, creating an element of uncertainty for the company. The strengthening of the Canadian dollar versus the U.S. dollar, as occurred over the first six months of this year, decreased Suncor's revenues and net earnings, as measured in Canadian dollars. In the future, Suncor's revenues will continue to be influenced by the value of the Canadian dollar relative to the U.S. dollar.


ANALYSIS OF FINANCIAL CONDITION AND LIQUIDITY

Suncor's balance sheet at the end of the quarter reflects a number of changes from the year-end. Accounts receivable increased from the year-end due to higher upstream sales volumes and higher commodity prices partially offset by lower downstream volumes. The inventory balance at the end of the period reflects a reduction of inventory from the year-end levels mainly due to the timing of crude oil sales and a planned maintenance shutdown at the Sarnia refinery. Accounts payable have decreased from the year-end due to lower capital spending with the completion of Project Millennium, partially offset by higher interest payable.

Excluding cash and cash equivalents, short-term borrowings and future income taxes, Suncor had an operating working capital surplus of $43 million at the end of the second quarter, compared to a deficiency of $122 million at the end of 2001. Higher receivables, lower inventory and lower accounts payable, discussed above, are the main factors contributing to the change in operating working capital compared to the year-end.

During the second quarter, net cash flow of $88 million and a foreign exchange gain of $37 million on U.S. dollar denominated debt contributed to a net debt reduction of $125 million. Suncor plans to reduce its 2001 year-end net debt of $3.143 billion by up to $700 million by the end of 2003.

Suncor has in place sufficient lines of credit to cover working capital requirements and will continue to monitor the debt capital markets for opportunities to refinance bank debt with longer-term debt. Suncor's undrawn lines of credit as of June 30, 2002 were approximately $600 million.

Except as otherwise identified above, the discussion of Suncor's future plans, strategies and risk/success factors affecting performance as set forth in the company's 2001 Annual Report Management's Discussion and Analysis remain substantially unchanged.


LEGAL NOTICE - FORWARD-LOOKING INFORMATION

This Management's Discussion and Analysis contains certain forward-looking statements that are based on Suncor's current expectations, estimates, projections and assumptions made in light of its experience and its perception of historical trends. The forward-looking statements speak only as of the date hereof, and Suncor undertakes no duty to update these statements to reflect subsequent changes in assumptions (or the trends or factors underlying them) or actual events or experience.

All statements that address expectations or projections about the future, including statements about Suncor's strategy for growth, expected and future production volumes, operating and financial results, are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "plans," "believes," "scheduled," "projects," "goal" and similar expressions. These statements are not guarantees of future performance as they are based on current facts and assumptions and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Suncor.

Suncor's actual results may differ materially from those expressed or implied by its forward looking statements as a result of known and unknown risks, uncertainties and other factors, such as changes in the general economic, market and business conditions; fluctuations in supply and demand for Suncor's products; fluctuations in commodity prices; fluctuations in currency exchange rates; Suncor's ability to respond to changing markets and access the capital markets; the ability of Suncor to receive timely regulatory approvals; the successful and timely implementation of its growth projects including the Firebag In-situ Oil Sands Project and Voyageur; the integrity and reliability of Suncor's capital assets; the cumulative impact of other resource development projects; Suncor's ability to comply with current and future environmental laws; the accuracy of Suncor's production estimates and production levels and its success at exploration and development drilling and related activities; the maintenance of satisfactory relationships with unions, employee associations, joint venturers, suppliers and customers; competitive actions of other companies, including increased competition from other oil and gas companies or from companies which provide alternative sources of energy; the uncertainties resulting from potential delays or changes in plans with respect to exploration or development projects or capital expenditures; actions by governmental authorities including increasing taxes, changes in environmental and other regulations; the ability and willingness of parties with whom Suncor has material relationships to perform their obligations to Suncor; and the occurrence of unexpected events such as fires, blowouts, freeze-ups, equipment failures and other similar events affecting Suncor or other parties whose operations or assets directly or indirectly affect Suncor. See Suncor's current Annual Information Form, Annual Report and Interim Reports and other documents Suncor files with securities regulatory authorities, for further details.

SUNCOR ENERGY INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

-------------------------------------------------------------------------------------------------------------
                                                              Second quarter        Six months ended June 30
-------------------------------------------------------------------------------------------------------------
($ millions)                                                2002          2001           2002           2001
-------------------------------------------------------------------------------------------------------------
REVENUES                                                   1 260         1 156          2 311          2 243
-------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude oil and products                          414           462            709            854
Operating, selling and general                               307           256            650            487
Exploration                                                    3             4              8              5
Royalties                                                     26            38             46             95
Taxes other than income taxes                                 93            93            181            179
Depreciation, depletion and amortization                     137            86            270            174
(Gain) loss on disposal of assets                             (1)            2             (1)             2
(Gain) on sale of retail natural gas
marketing business (note 9)                                  (37)            -            (37)             -
Start-up expenses - Project Millenium                          -            13              -             23
Write-down of oil shale assets                                 -            48              -             48
Financing expenses (note 3)                                   (3)            5             28              8
-------------------------------------------------------------------------------------------------------------
                                                             939         1 007          1 854          1 875
-------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                 321           149            457            368
-------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
Current                                                        9           (14)            20              3
Future                                                        83            (1)           118             76
-------------------------------------------------------------------------------------------------------------
                                                              92           (15)           138             79
-------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                 229           164            319            289
Dividends on preferred securities                             (7)           (6)           (14)           (13)
Revaluation of US$ preferred securities,
  net of tax (note 2)                                          9             8              9             (2)
-------------------------------------------------------------------------------------------------------------
Net earnings attributable
  to common shareholders                                     231           166            314            274
-------------------------------------------------------------------------------------------------------------
PER COMMON SHARE  (dollars)
Net earnings attributable to
  common shareholders (note 2)
  - basic                                                   0.52          0.37           0.70           0.62
-------------------------------------------------------------------------------------------------------------
  - diluted                                                 0.51          0.36           0.69           0.60
-------------------------------------------------------------------------------------------------------------
Cash dividends                                            0.0425        0.0425          0.085          0.085
-------------------------------------------------------------------------------------------------------------

(See accompanying notes)

SUNCOR ENERGY INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

-------------------------------------------------------------------------------------------------------------
                                                                     JUNE 30                     December 31
($ millions)                                                            2002                            2001
-------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
  Cash and cash equivalents                                                7                               1
  Accounts receivable                                                    373                             306
  Income taxes recoverable (note 6)                                       31                              28
  Future income taxes                                                     41                              29
  Inventories                                                            221                             258
-------------------------------------------------------------------------------------------------------------
Total current assets                                                     673                             622
-------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                     7 338                           7 141
Deferred charges and other                                               220                             199
Future income taxes                                                      127                             132
-------------------------------------------------------------------------------------------------------------
Total assets                                                           8 358                           8 094
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term borrowings                                                    5                              31
  Accounts payable and accrued liabilities                               537                             672
  Future income taxes                                                     19                              28
  Taxes other than income taxes                                           45                              42
-------------------------------------------------------------------------------------------------------------
Total current liabilities                                                606                             773
-------------------------------------------------------------------------------------------------------------
Long-term borrowings (notes 2 and 4)                                   3 148                           3 113
Accrued liabilities and other                                            232                             251
Future income taxes (note 2)                                           1 315                           1 177
Shareholders' equity (see below)                                       3 057                           2 780
-------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                             8 358                           8 094
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
                                                    NUMBER                            Number
-------------------------------------------------------------------------------------------------------------
Preferred securities (note 2)                   17 540 000               513      17 540 000             525
Share capital                                  448 175 938               568     445 956 490             555
Retained earnings (note 2)                                             1 976                           1 700
-------------------------------------------------------------------------------------------------------------
                                                                       3 057                           2 780
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(See accompanying notes)

SUNCOR ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

-----------------------------------------------------------------------------------------------------------------------
                                                                   Second quarter          Six months ended June 30
-----------------------------------------------------------------------------------------------------------------------
($ millions)                                                    2002           2001            2002            2001
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Cash flow provided from operations (1), (2)                      352            246             533             521
Decrease (increase) in operating working capital
  Accounts receivable                                             22              7             (67)             13
  Inventories                                                     31             14              37              (9)
  Accounts payable and accrued liabilities                      (153)            39            (135)            (60)
  Taxes payable                                                    1             (4)             11             (20)
-----------------------------------------------------------------------------------------------------------------------
Cash provided from operating activities                          253            302             379             445
-----------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES (2)                           (140)          (473)           (361)           (871)
-----------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY) BEFORE FINANCING ACTIVITIES        113           (171)             18            (426)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                      (4)            24             (26)            (10)
Proceeds from issuance of long-term
  borrowings (note 4)                                              -              -             797               -
Net increase (decrease) in other
  long-term borrowings                                           (83)           135            (734)            471
Issuance of common shares under
  stock option plan                                                6              2              11               8
Dividends paid on preferred securities (3)                       (12)           (12)            (24)            (24)
Dividends paid on common shares                                  (18)           (19)            (36)            (36)
-----------------------------------------------------------------------------------------------------------------------
Cash provided from financing activities                         (111)           130             (12)            409
-----------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                 2            (41)              6             (17)
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF PERIOD                                           5             45               1              21
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
  AT END OF PERIOD                                                 7              4               7               4
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (dollars)
(1) Cash flow provided from operations                          0.79           0.55            1.19            1.17
(3) Dividends paid on preferred securities (pre-tax)            0.03           0.03            0.05            0.05
-----------------------------------------------------------------------------------------------------------------------
    Cash flow provided from operations after
    deducting dividends paid on preferred securities            0.76           0.52            1.14            1.12
-----------------------------------------------------------------------------------------------------------------------
(2) See Schedules of Segmented Data
-----------------------------------------------------------------------------------------------------------------------

(See accompanying notes)

SUNCOR ENERGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited)

------------------------------------------------------------------------------------------------------------------
                                                                     Preferred          Share        Retained
($ millions)                                                        Securities        Capital        Earnings
------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000, AS PREVIOUSLY REPORTED                               514            537           1 421
Retroactive adjustment for change in
  accounting policy, net of tax (note 2)                                    (4)             -               3
------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000, AS RESTATED                                          510            537           1 424
Net earnings                                                                 -              -             289
Dividends paid on preferred securities                                       -              -             (13)
Dividends paid on common shares                                              -              -             (36)
Issued for cash under stock option plan                                      -             11               -
Issued under dividend reinvestment plan                                      -              2              (2)
Revaluation of US$ preferred securities (note 2)                             3              -              (2)
------------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2001                                                           513            550           1 660
------------------------------------------------------------------------------------------------------------------

AT DECEMBER 31, 2001, AS PREVIOUSLY REPORTED                               514            555           1 708
Retroactive adjustment for change in
  accounting policy, net of tax (note 2)                                    11              -              (8)
------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2001, AS RESTATED                                          525            555           1 700
Net earnings                                                                 -              -             319
Dividends paid on preferred securities                                       -              -             (14)
Dividends paid on common shares                                              -              -             (36)
Issued for cash under stock option plan                                      -             11               -
Issued under dividend reinvestment plan                                      -              2              (2)
Revaluation of US$ preferred securities (note 2)                           (12)             -               9
------------------------------------------------------------------------------------------------------------------
AT JUNE 30, 2002                                                           513            568           1 976
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(See accompanying notes)


COMMON SHARE INFORMATION AND RATIOS
(unaudited)

------------------------------------------------------------------------------------------------------------------
                                                                                       2002           2001
------------------------------------------------------------------------------------------------------------------
COMMON SHARE INFORMATION
For the six months ended June 30
Average number outstanding, weighted monthly (thousands)                            447 026        444 540
------------------------------------------------------------------------------------------------------------------
As at June 30
Share price at end of trading
  Toronto Stock Exchange              - $Canadian                                     26.60          19.30
  New York Stock Exchange             - $US                                           17.86          12.85
------------------------------------------------------------------------------------------------------------------
Book value per common share           - $Canadian                                      5.68           4.96
                                      - $US                                            3.74           3.27
------------------------------------------------------------------------------------------------------------------
Common share options outstanding                                                 20 839 998     12 728 816
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

RATIOS
(unaudited)
------------------------------------------------------------------------------------------------------------------
As at June 30
Debt to debt plus shareholders' equity (%)                                             50.8           49.3
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
For the twelve months ended June 30
Debt to cash flow provided from operations (times)                                      3.7            2.7
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Interest coverage on long-term debt (times)
  Net income                                                                            4.5            4.8
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
  Cash flow from operations                                                             6.2            7.6
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

SUNCOR ENERGY INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.   ACCOUNTING POLICIES

These financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual financial statements, with the exception of the change in accounting with respect to the translation of Foreign Currency discussed in note 2.

2.   CHANGE IN ACCOUNTING POLICY

The Company has retroactively adopted the new Canadian accounting standard for Foreign Currency Translation, and as a result, all prior periods have been restated. This standard applies to the Company's foreign-denominated preferred securities and long-term borrowings.

i) Foreign-denominated preferred securities

As a result of this change in accounting policy, preferred securities, retained earnings and long-term future tax liabilities on the consolidated balance sheet were restated for all prior periods.

The impact for both the second quarter of 2002 and the six months ended June 30, 2002, was a decrease to preferred securities of $12 million, an increase to retained earnings of $9 million and an increase to long-term future tax liabilities of $3 million.

ii) Foreign-denominated long-term borrowings

In the second quarter of 2002, the impact of this change in accounting policy on the Company's US$ long-term borrowings issued January, 2002 (refer to Note 4) was to increase net earnings by $30 million, decrease long-term borrowings by $38 million and increase long-term future tax liabilities by $8 million. For the six months ended June 30, 2002, earnings were increased by $32 million, long-term borrowings were decreased by $41 million and long-term future tax liabilities were increased by $9 million.

iii) Total impact on Net Earnings per Share Attributable to Common Shareholders

For both the second quarter and six months ended June 30, 2002, the total impact of the change in accounting policy on earnings per share was an increase of $
0.09 per share. Basic earnings per share increased $0.09 from $0.43 to $0.52 and diluted earnings per share increased from $0.42 to $0.51 for the second quarter of 2002. For the six months ended June 30, 2002, both basic and diluted earnings per share increased $0.09, from $0.61 and $0.60 respectively, to $0.70 and $0.69 respectively.

For the second quarter of 2001, basic and diluted earnings per share were both increased by $0.02 per share from $0.35 and $0.34, to $0.37 and $0.36 respectively for the retroactive change in accounting policy. The retroactive change in accounting policy did not have an impact on earnings per share for the six months ended June 30, 2001.

3.   FINANCING EXPENSES

----------------------------------------------------------------------------------------------------------------
                                                                                     Six months ended
                                                    Second quarter                        June 30
----------------------------------------------------------------------------------------------------------------
                                               2002              2001             2002               2001
----------------------------------------------------------------------------------------------------------------
Borrowing cost                                   40                35               78                 70
----------------------------------------------------------------------------------------------------------------
Capitalized interest                             (5)              (30)              (9)               (61)
----------------------------------------------------------------------------------------------------------------
   Total borrowing expense                       35                 5               69                  9
----------------------------------------------------------------------------------------------------------------
   Foreign exchange (gain) on
      long-term borrowings                      (38)                -              (41)                (1)
----------------------------------------------------------------------------------------------------------------
   Total financing expenses                      (3)                5               28                  8
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


4.   ISSUANCE OF 7.15% NOTES

On January 29, 2002, the company issued 7.15% Notes with a principal amount of $US 500 million (CDN$ equivalent of $759 million at June 30, 2002). These notes bear interest, which is payable semi-annually, and will mature on February 1, 2032. The net proceeds received were used to repay commercial paper and bank borrowings.

5.   EARNINGS PER COMMON SHARE

The following table provides a reconciliation between basic and diluted earnings per common share:

-------------------------------------------------------------------------------------------------------------------
                                                                                         Six months ended
                                                           Second quarter                     June 30
-------------------------------------------------------------------------------------------------------------------
($ MILLIONS)                                           2002             2001            2002             2001
-------------------------------------------------------------------------------------------------------------------
Net earnings attributable to common shareholders        231              166             314              274
-------------------------------------------------------------------------------------------------------------------
Dividends on preferred securities                         7                6              14               13
-------------------------------------------------------------------------------------------------------------------
Net earnings before deducting dividends on
preferred securities                                    238              172             328              287
-------------------------------------------------------------------------------------------------------------------

(MILLIONS OF COMMON SHARES )
-------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares                448              445             447              445
-------------------------------------------------------------------------------------------------------------------
Dilutive securities:
-------------------------------------------------------------------------------------------------------------------
  Options/shares issued under long term
  incentive plans                                         6                6               6                7
-------------------------------------------------------------------------------------------------------------------
  Preferred securities converted                         18               27              20               25
-------------------------------------------------------------------------------------------------------------------
Weighted-average number of diluted common
shares                                                  472              478             473              477
-------------------------------------------------------------------------------------------------------------------

(DOLLARS PER COMMON SHARE)
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share *                             0.52             0.37            0.70             0.62
-------------------------------------------------------------------------------------------------------------------
Diluted earnings per share **                          0.51             0.36            0.69             0.60
-------------------------------------------------------------------------------------------------------------------

* Basic earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of common shares.

** Diluted earnings per share is the net earnings before deducting dividends on preferred securities divided by the weighted-average number of diluted common shares.

6.   INCOME TAXES

Effective April 15, 2002, the Alberta government passed legislation that reduces provincial income tax rates by 0.5%. The future tax balances for the Company have been revalued at the new rates resulting in a cumulative future tax recovery of $10 million. (In 2001, Alberta and Ontario rate reductions resulted in a cumulative future tax recovery of $43 million). The new rates are reflected in the tax provisions for the current period. The income tax rate reduction does not affect the Company's cash flow or liquidity.

In the second quarter, the Ontario government announced in its 2002 budget that it intends to delay certain provincial tax rate reduction legislation that was passed in 2001. Since draft legislation has not been introduced with the Budget, this proposed delay of rate reductions has not been reflected in the tax provisions for the current period. Subject to the substantive enactment of the proposed rate reduction delay, it is estimated that the Company's future tax balances will increase by $1 million, assuming no further changes are announced and substantively enacted. The Company expects the substantive enactment and the tax adjustment resulting from the Ontario deferral of rate reductions to be reflected in the 3rd quarter earnings.

7.   STOCK-BASED COMPENSATION

     ---------------------------------------------------------------------------
     A stock option gives the holder the right to purchase common shares at a predetermined price over a specified period of time.

     After the date of grant, employees that hold options must earn the rights to exercise them. This is done by the employee fulfilling a time requirement for service to the company and/or the company meeting predetermined performance criteria. Once this right has been earned, these options are considered vested.

     The predetermined price at which an option can be exercised is equal to the market price of the common shares on the date the options are granted.

     See below for more technical details and numbers on Suncor's stock option plans:
     ---------------------------------------------------------------------------

On April 30, 2002, the Company granted 8,334,240 options to all eligible permanent full-time and part-time employees, both executive and non-executive, under its new employee long-term incentive plan ("SunShare") which was approved at the Annual General Meeting of shareholders. Under SunShare, meeting of specified performance targets may accelerate vesting, however all unvested options which have not previously expired or been cancelled will automatically vest on January 1, 2012.

Under the Company's other plans, 128,880 options were granted in the second quarter of 2002 and 1,787,900 options were granted in the six months ended June 30, 2002. In 2001, 43,825 options were granted in the second quarter and 1,087,610 options were granted in the six months ended June 30.

The weighted average fair value of all common share options granted in the second quarter is $12.65 per share (second quarter of 2001 - $7.85 per share), and the weighted average fair value of common share options granted in the six months ended June 30, 2002 is $12.05 per share (six months ended June 30, 2001 - $6.40 per share).

The fair value of common share options granted is estimated as at the grant date using the Black-Scholes option-pricing model, using the following weighted average assumptions:

                                                  Second quarter               Six months ended June 30
                                               2002             2001             2002              2001
                                               ----             ----             ----              ----
Annual dividend per share                    $ 0.17            $0.17           $ 0.17             $0.17
Risk-free interest rate                       5.46%            5.06%            5.42%             5.20%
Expected life                               8 YEARS          5 years          8 YEARS           5 years
Expected volatility                             31%              36%              31%               36%


The company does not recognize any compensation costs related to stock options granted to employees and non-employee directors. Accordingly, no compensation cost has been recognized in the consolidated statements of earnings for common share options granted. Had compensation cost been determined based on the fair values at the grant dates, the cost of which is recognized over the vesting periods of the options granted, the Company's net earnings and earnings per share would have been reduced to the amounts below. The factors used in determining the compensation costs are also noted below:


                                                               Second quarter                 Six months ended
($ millions, except per share amounts and                                                              June 30
 numbers of options)                                         2002           2001           2002           2001
                                                             ----           ----           ----           ----
Number of options vested (thousands)                        1,372             80          2,909          1,185

Weighted-average fair value of vested options                7.89           7.89           7.26           7.51

Compensation costs                                             11              1             21              9


Net earnings                     As reported                  229            164            319            289
                                 Pro forma                    218            163            298            280

Basic earnings per share         As reported                 0.52           0.37           0.70           0.62
                                 Pro forma                   0.50           0.37           0.65           0.61

Diluted earnings per share       As reported                 0.51           0.36           0.69           0.60
                                 Pro forma                   0.49           0.36           0.64           0.59

8.   SUPPLEMENTAL INFORMATION

-----------------------------------------------------------------------------------------------------
                                           Second quarter                 Six months ended June 30
-----------------------------------------------------------------------------------------------------
($ millions)                            2002             2001             2002              2001
-----------------------------------------------------------------------------------------------------
Interest paid                             13               27               58                70
-----------------------------------------------------------------------------------------------------
Income taxes paid                          4                3               13                23
-----------------------------------------------------------------------------------------------------

 HEDGE POSITION AS AT JUNE 30, 2002
-------------------------------------------------------------------------------------------------
                               QUANTITY
                               (BBL/DAY)     PRICE - US$ (WTI)          PRICE - CDN$
-------------------------------------------------------------------------------------------------
2002
-------------------------------------------------------------------------------------------------
Crude oil swaps                 57 000        $20.42                   $31.01
-------------------------------------------------------------------------------------------------
Costless collars                10 000        $21.00 - $26.19          $31.89 - $39.77
-------------------------------------------------------------------------------------------------
Costless collars                12 000        $22.00 - $26.28          $33.41 - $39.91
-------------------------------------------------------------------------------------------------
Costless collars                18 000        $23.00 - $27.59          $34.93 - $41.90
-------------------------------------------------------------------------------------------------
Costless collars                 3 000        $23.50 - $28.15          $35.69 - $42.75
-------------------------------------------------------------------------------------------------
2003
-------------------------------------------------------------------------------------------------
Crude oil swaps                 15 000        $24.46                   $37.15
-------------------------------------------------------------------------------------------------
Costless collars                44 000        $21.00 - $25.74          $31.89 - $39.09
-------------------------------------------------------------------------------------------------
Costless collars                16 000        $22.00 - $25.07          $33.41 - $38.07
-------------------------------------------------------------------------------------------------
2004
-------------------------------------------------------------------------------------------------
Crude oil swaps                 25 000        $22.85                   $34.70
-------------------------------------------------------------------------------------------------
Costless collars                11 000        $21.00 - $23.65          $31.89 - $35.92
-------------------------------------------------------------------------------------------------
2005
-------------------------------------------------------------------------------------------------
Crude oil swaps                 21 000        $21.85                   $33.18
-------------------------------------------------------------------------------------------------

        ------------------------------------------------------------------------
        * For presentation purposes, these US$ hedges have been converted to a CDN$ equivalent based on the month end US$/CDN$ exchange rate of 1.5187.
        ------------------------------------------------------------------------

For 2002, the Company has in place U.S. dollar swaps in the amounts of $US 314 million, at an exchange rate of CDN$:US$ of $0.705.

9.   SALE OF THE RETAIL NATURAL GAS MARKETING BUSINESS

Effective May 2, 2002, the Company sold its retail natural gas marketing business in the Energy Marketing and Refining segment. The earnings impact of the sale was $37 million pre-tax, $34 million after-tax. Proceeds of $66 million were reduced by closing costs and adjustments to result in net proceeds of $61 million, which decreased cash used in investing activities.

10.  GOODWILL

Effective January 1, 2002, the Company adopted the new Canadian Accounting Standard for Goodwill and Other Intangible Assets. Accordingly, goodwill is no longer amortized to earnings but periodically tested for impairment. Upon adoption of these new recommendations, goodwill must be tested for impairment as of the beginning of the current year. This initial assessment has been completed and no reduction of the carrying value was required.

11.  COMPARATIVE FIGURES

Certain of the prior period's figures have been reclassified to conform with the current year's presentation.

SUNCOR ENERGY INC.
SCHEDULES OF SEGMENTED DATA
(unaudited)

                                                                                                               Second quarter
------------------------------------------------------------------------------------------------------------------------------
                                                                         Energy Marketing    Corporate and
                                         Oil Sands        Natural Gas      and Refining       Eliminations         Total
------------------------------------------------------------------------------------------------------------------------------
($ millions)                           2002     2001     2002     2001      2002    2001     2002    2001      2002      2001
------------------------------------------------------------------------------------------------------------------------------
EARNINGS

REVENUES
Sales and other
   operating revenues                   577      342       74      103       608     711        1       -     1 260     1 156
Intersegment revenues                    43       45        7       18         -       -      (50)    (63)        -         -
------------------------------------------------------------------------------------------------------------------------------
                                        620      387       81      121       608     711      (49)    (63)    1 260     1 156
------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude
   oil and products                      22       59        7        -       441     467      (56)    (64)      414       462
Operating, selling
   and general                          190      132       16       16        84      83       17      25       307       256
Exploration                               -        -        3        4         -       -        -       -         3         4
Royalties                                 9       11       17       27         -       -        -       -        26        38
Taxes other than
   income taxes                           5        3        -        -        88      90        -       -        93        93
Depreciation, depletion
   and amortization                     105       54       19       17        13      14        -       1       137        86
(Gain) loss on disposal
   of assets                              -        -       (1)       2         -       -        -       -        (1)        2
(Gain) on sale of retail natural
 gas marketing business                   -        -        -        -       (37)      -        -       -       (37)        -
Start-up expenses -
   Project Millenium                      -       13        -        -         -       -        -       -         -        13
Write-off of oil shale assets             -        -        -        -         -       -        -      48         -        48
Financing expenses                        -        -        -        -         -       -       (3)      5        (3)        5
------------------------------------------------------------------------------------------------------------------------------
                                        331      272       61       66       589     654      (42)     15       939     1 007
------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INCOME TAXES                         289      115       20       55        19      57       (7)    (78)      321       149
Income taxes                            (87)      (7)      (8)     (16)        7     (12)      (4)     50       (92)       15
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                     202      108       12       39        26      45      (11)    (28)      229       164
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(unaudited)

                                                                                                                      Second quarter
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Energy Marketing   Corporate and
                                                   Oil Sands        Natural Gas    and Refining      Eliminations         Total
-----------------------------------------------------------------------------------------------------------------------------------
($ millions)                                     2002    2001     2002    2001    2002    2001      2002    2001      2002     2001
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
 FINANCING ACTIVITIES

CASH PROVIDED FROM (USED IN)
 OPERATING ACTIVITIES:
  Cash flow provided from
   (used in) operations
     Net earnings (loss)                          202     108      12      39      26      45       (11)     (28)     229      164
     Exploration expenses
        Cash                                        -       -       1       3       -         -       -        -        1        3
        Dry hole costs                              -       -       2       1       -       -         -        -        2        1
     Non-cash items included
        in earnings
        Depreciation, depletion
          and amortization                        105      54      19      17      13      14         -        1      137       86
        Future income taxes                        87       5       7      15      (8)     (8)       (3)     (13)      83       (1)
        Current income tax provision
          allocated to Corporate                    1       2       -       1       2      20        (3)     (23)       -        -
        (Gain) loss on disposal of assets           -       -      (1)      2       -       -         -        -       (1)       2
        (Gain) on sale of retail natural
          gas marketing business                    -       -       -       -     (37)      -         -        -      (37)       -
        Write-off of oil shale assets               -       -       -       -       -       -         -       48        -       48
        Other                                       4     (12)      1       -       3       -       (35)       1      (27)     (11)
     Overburden removal outlays                   (32)     (6)      -       -       -       -         -        -      (32)      (6)
     Overburden removal outlays -
       Project Millenium (start-up period)          -     (20)      -       -       -       -         -        -        -      (20)
     Increase (decrease) in
       deferred credits and other                   1     (14)      -      (2)     (1)     (4)       (3)       -       (3)     (20)
-----------------------------------------------------------------------------------------------------------------------------------
   Total cash flow provided from
     (used in)  operations                        368     117      41      76      (2)     67       (55)     (14)     352      246
   Decrease (increase) in operating
     working capital                              (94)     67      25      (6)     (9)      1       (21)      (6)     (99)      56
-----------------------------------------------------------------------------------------------------------------------------------
   Total cash provided from (used in)
     operating activities                         274     184      66      70     (11)     68       (76)     (20)     253      302
-----------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES:
   Capital and exploration
       expenditures                              (114)   (420)    (40)    (30)     (9)     (9)       (2)      (1)    (165)    (460)
   Deferred maintenance
       shutdown expenditures                       (3)     (2)      -      (2)    (15)      -         -        -      (18)      (4)
   Deferred outlays and
       other investments                           (3)      -       -       -     (17)      -         1       (9)     (19)      (9)
   Proceeds from disposals                          -       -       1       -      61       -         -        -       62        -
-----------------------------------------------------------------------------------------------------------------------------------
   Total cash used in
       investing activities                      (120)   (422)    (39)    (32)     20      (9)       (1)     (10)    (140)    (473)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
 BEFORE FINANCING ACTIVITIES                      154    (238)     27      38       9      59       (77)     (30)     113     (171)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

SUNCOR ENERGY INC.
SCHEDULES OF SEGMENTED DATA
(unaudited)

                                                                                                     Six months ended June 30
------------------------------------------------------------------------------------------------------------------------------
                                                                         Energy Marketing    Corporate and
                                         Oil Sands        Natural Gas      and Refining       Eliminations         Total
------------------------------------------------------------------------------------------------------------------------------
($ millions)                           2002     2001     2002     2001     2002     2001     2002     2001     2002     2001
------------------------------------------------------------------------------------------------------------------------------
EARNINGS

REVENUES
Sales and other
   operating revenues                  1 020      594      132      271    1 157    1 377        1        -    2 310    2 242
Intersegment revenues                    115       86       18       44        -        -     (133)    (130)       -        -
Interest                                   -        -        -        -        -        -        1        1        1        1
------------------------------------------------------------------------------------------------------------------------------
                                       1 135      680      150      315    1 157    1 377     (131)    (129)   2 311    2 243
------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude
   oil and products                       39       59       14        4      797      916     (141)    (125)     709      854
Operating, selling
   and general                           408      240       33       30      169      167       40       50      650      487
Exploration                                -        -        8        5        -        -        -        -        8        5
Royalties                                 17       18       29       77        -        -        -        -       46       95
Taxes other than
   income taxes                           11        6        1        1      169      172        -        -      181      179
Depreciation, depletion
   and amortization                      204      111       37       35       28       28        1        -      270      174
(Gain) loss on disposal
   of assets                               -        -       (1)       2        -        -        -        -       (1)       2
(Gain) on sale of retail natural
 gas marketing business                    -        -        -        -      (37)       -        -        -      (37)       -
Start-up expenses -
   Project Millenium                       -       23        -        -        -        -        -        -        -       23
Write-off of oil shale assets              -        -        -        -        -        -        -       48        -       48
Financing expenses                         -        -        -        -        -        -       28        8       28        8
------------------------------------------------------------------------------------------------------------------------------
                                         679      457      121      154    1 126    1 283      (72)     (19)   1 854    1 875
------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INCOME TAXES                          456      223       29      161       31       94      (59)    (110)     457      368
Income taxes                            (143)     (46)     (12)     (69)       2     ( 26)      15       62     (138)     (79)
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                      313      177       17       92       33       68      (44)     (48)     319      289
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED
As at  June 30                         4 833    1 548      473      321      524      513       82        -    5 912    2 382
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Twelve months ended June 30
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)                  13.4     22.1     10.4     42.7      8.6     22.8        -        -     10.7     20.0
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%) *                 8.7      8.5     10.4     42.7      8.6     22.8        -        -      7.6      9.7
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

* The company's definition of capital employed excludes capitalized costs related to major projects in progress. If capital employed were to include these capitalized costs, the return on average capital employed would be as stated on this line

SUNCOR ENERGY INC.
SCHEDULES OF SEGMENTED DATA (cont'd)
(unaudited)

                                                                                                         Six months ended June 30
---------------------------------------------------------------------------------------------------------------------------------
                                                                               Energy Marketing  Corporate and
                                                   Oil Sands      Natural Gas    and Refining     Eliminations        Total
---------------------------------------------------------------------------------------------------------------------------------
($ millions)                                     2002    2001    2002    2001    2002     2001    2002    2001     2002     2001
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
 FINANCING ACTIVITIES

CASH PROVIDED FROM (USED IN)
 OPERATING ACTIVITIES:
  Cash flow provided from
   (used in) operations
     Net earnings (loss)                          313     177      17      92      33       68     (44)    (48)     319      289
     Exploration expenses
        Cash                                        -       -       2       3       -        -       -       -        2        3
        Dry hole costs                              -       -       6       2       -        -       -       -        6        2
     Non-cash items included
        in earnings
        Depreciation, depletion
          and amortization                        204     111      37      35      28       28       1       -      270      174
        Future income taxes                       141      42      11      68      (8)      (7)    (26)    (27)     118       76
        Current income tax provision
          allocated to Corporate                    3       4       1       1       7       33     (11)    (38)       -        -
        (Gain) loss on disposal of assets           -       -      (1)      2       -        -       -       -       (1)       2
        (Gain) on sale of retail natural
          gas marketing business                    -       -       -       -     (37)       -       -       -      (37)       -
        Write-off of oil shale assets               -       -       -       -       -        -       -      48        -       48
        Other                                       9     (10)      2       1       4        1     (36)      2      (21)      (6)
     Overburden removal outlays                   (85)    (15)      -       -       -        -       -       -      (85)     (15)
     Overburden removal outlays -
       Project Millenium (start-up period)          -     (37)      -       -       -        -       -       -        -      (37)
     Increase (decrease) in
       deferred credits and other                  (4)    (15)      -      (1)     (1)      (6)    (33)      7      (38)     (15)
---------------------------------------------------------------------------------------------------------------------------------
   Total cash flow provided from
     (used in)  operations                        581     257      75     203      26      117    (149)    (56)     533      521
   Decrease (increase) in operating
     working capital                             (150)    (44)      6      43     (34)     (27)     24     (48)    (154)     (76)
---------------------------------------------------------------------------------------------------------------------------------
   Total cash provided from (used in)
     operating activities                         431     213      81     246      (8)      90    (125)   (104)     379      445
---------------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES:
   Capital and exploration
       expenditures                              (266)   (782)    (97)    (60)    (14)     (13)     (4)     (3)    (381)    (858)
   Deferred maintenance
       shutdown expenditures                       (5)     (2)      -      (2)    (16)       -       -       -      (21)      (4)
   Deferred outlays and
       other investments                           (3)      -       -       -     (19)      (1)      1      (8)     (21)      (9)
   Proceeds from disposals                          -       -       1       -      61        -       -       -       62        -
---------------------------------------------------------------------------------------------------------------------------------
   Total cash used in
       investing activities                      (274)   (784)    (96)    (62)     12      (14)     (3)    (11)    (361)    (871)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
 BEFORE FINANCING ACTIVITIES                      157    (571)    (15)    184       4       76    (128)   (115)      18     (426)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

SUNCOR ENERGY INC.
QUARTERLY OPERATING SUMMARY
(unaudited)

--------------------------------------------------------------------------------------------------------------------------------
                                             For the quarter ended                              Six months ended     Total year
--------------------------------------------------------------------------------------------------------------------------------
                                      JUNE 30     Mar 31    Dec 31    Sept 30    June 30      JUNE 30    June 30
                                         2002       2002      2001       2001       2001         2002       2001           2001
--------------------------------------------------------------------------------------------------------------------------------
OIL SANDS
PRODUCTION (a)                          207.6      179.3     153.0      116.5      109.7        193.6      111.5          123.2
SALES (a)
  - light sweet crude oil                90.8       96.8      62.4       54.2       55.0         93.8       54.0           56.2
  - diesel                               23.8       20.2      15.3       15.0       15.2         22.0       14.4           14.8
  - light sour crude oil                 73.8       70.8      64.3       40.6       31.5         72.3       31.4           42.0
  - bitumen                               8.9        0.3       4.3        8.0       13.0          4.6       10.8            8.5
--------------------------------------------------------------------------------------------------------------------------------
TOTAL SALES                             197.3      188.1     146.3      117.8      114.7        192.7      110.6          121.5
--------------------------------------------------------------------------------------------------------------------------------
AVERAGE SALES PRICE (b)
  - light sweet crude oil               37.07      33.55     30.22      35.20      36.05        35.26      36.07          34.17
  - other (diesel, light sour
    crude oil and bitumen)              30.33      25.53     20.12      28.21      27.12        28.13      26.43          24.86
  - total                               33.43      29.66     24.43      31.43      31.40        31.60      31.13          29.17
  - total *                             36.68      30.62     25.65      37.37      38.35        33.74      38.27          34.21
CASH OPERATING COSTS (1), (c)           12.60      16.35     17.45      18.25      17.00        14.45      16.10          17.00
TOTAL OPERATING COSTS (2), (c)          16.65      19.05     19.40      20.95      19.65        17.85      19.00          19.60

NATURAL GAS
GROSS PRODUCTION **
Conventional
  - natural gas (d)                       179        175       180        176        177          177        177            177
  - natural gas liquids (a)               2.5        2.5       2.4        2.4        2.3          2.5        2.3            2.4
  - crude oil (a)                         1.7        1.4       1.3        1.5        1.5          1.5        1.6            1.5
  - total gross production (e)           34.0       33.0      33.7       33.2       33.3         33.5       33.4           33.4

AVERAGE SALES PRICE
  - natural gas (f)                      3.92       3.21      3.10       3.90       6.78         3.57       8.75           6.09
  - natural gas (f) *                    3.92       3.21      3.09       3.90       6.82         3.57       8.81           6.12
  - natural gas liquids (b)             28.25      22.53     23.47      30.26      39.32        25.38      42.17          34.38
  - crude oil - conventional(b)         30.99      29.15     27.17      33.17      36.75        30.16      37.07          33.92
  - crude oil - conventional(b) *       34.82      30.50     28.60      37.86      42.30        32.86      42.21          38.14

NET WELLS DRILLED
Conventional - exploratory ***              -         14        14          1          3           14          5             20
             - development                  5          9         6          7          3           14          5             18
--------------------------------------------------------------------------------------------------------------------------------
                                            5         23        20          8          6           28         10             38
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

SUNCOR INC.
QUARTERLY OPERATING SUMMARY
(unaudited)

                                                     For the quarter ended                          Six months ended    Total year
-----------------------------------------------------------------------------------------------------------------------------------
                                                JUNE 30   Mar 31    Dec 31   Sept 30     June 30   JUNE 30   June 30
                                                   2002     2002      2001      2001        2001      2002      2001          2001
-----------------------------------------------------------------------------------------------------------------------------------
ENERGY MARKETING AND REFINING
REFINED PRODUCT SALES (g)
Transportation fuels
  Gasoline - retail ****                            4.5      4.3       4.5       4.4       4.3         4.4       4.2           4.3
           - other                                  4.2      4.0       4.3       4.6       4.5         4.1       4.3           4.4
  Jet fuel                                          0.4      0.3       0.4       0.7       0.7         0.3       0.9           0.7
  Diesel                                            3.1      2.4       2.9       3.0       3.5         2.8       3.2           3.1
-----------------------------------------------------------------------------------------------------------------------------------
Total transportation fuel sales                    12.2     11.0      12.1      12.7      13.0        11.6      12.6          12.5
Petrochemicals                                      0.8      0.6       0.4       0.6       0.6         0.7       0.5           0.5
Heating oils                                        0.4      0.7       0.4       0.2       0.3         0.5       0.5           0.4
Heavy fuel oils                                     0.6      0.6       0.6       0.9       0.8         0.6       0.9           0.8
Other                                               0.9      0.6       0.5       0.7       0.6         0.8       0.6           0.6
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL REFINED PRODUCT SALES                        14.9     13.5      14.0      15.1      15.3        14.2      15.1          14.8
-----------------------------------------------------------------------------------------------------------------------------------
MARGINS (h)
Refining (3)                                        3.8      4.1       3.7       4.3       8.1         3.9       7.3           5.7
Retail (4)                                          6.8      6.1       6.9       5.9       7.6         6.4       6.9           6.6

CRUDE OIL SUPPLY AND REFINING
Processed at Suncor refinery (g)                    7.8     11.3       9.2      11.0      10.9         9.6      10.4          10.2
Utilization of refining capacity (%)                 70      102        83        99        98          86        93            92
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

*    Excludes the impact of hedging activities.
** Currently all Natural Gas production is located in the Western Canada Sedimentary Basin.
***  Excludes exploratory wells in progress.
**** Excludes sales through joint venture interests.


DEFINITIONS

(1)  Cash operating costs - operating, selling and general expenses, taxes other than income taxes and overburden cash expenditures for the period.

(2)  Total operating costs - cash and non-cash operating costs (total Oil Sands expenses less purchases of crude oil and products and royalties in Schedules of Segmented Data).

(3)  Refining margin - average wholesale unit price from all products minus average unit cost of crude oil.

(4)  Retail margin - average street price of Sunoco branded retail gasoline net of federal excise tax and other adjustments minus refining gasoline price.


(a) thousands of barrels per day    (d) millions of cubic feet per day    (g) thousands of cubic metres per day
(b) dollars per barrel              (e) BOE per day                       (h) cents per litre
(c) dollars per barrel rounded      (f) dollars per thousand cubic feet
    to the nearest $0.05

METRIC CONVERSION
Crude oil, refined products, etc.  1m3 (cubic metre) = approx. 6.29 barrels
Natural gas                        1m3 (cubic metre) = approx. 35.49 cubic feet

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      SUNCOR ENERGY INC.

Date: July 25, 2002                   By: "JANICE B. ODEGAARD"
                                          ------------------------------------
                                          JANICE B. ODEGAARD
                                          Vice President, Associate General
                                          Counsel and Corporate Secretary